CREDIT | FIRST             CREDIT SUISSE FIRST BOSTON CORPORATION
 SUISSE | BOSTON
                            Eleven Madison Avenue       Telephone 212 325 2000
                            New York, NY 10010-3629


                           OFFER TO PURCHASE FOR CASH
                            ALL OUTSTANDING SHARES OF
                                  COMMON STOCK

                                       OF

                             OVID TECHNOLOGIES, INC.

                                       AT

                              $24.59 NET PER SHARE

                                       BY

                              OTI ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                         WOLTERS KLUWER U.S. CORPORATION

|-----------------------------------------------------------------------------|
| THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK | | CITY TIME, ON MONDAY, NOVEMBER 2, 1998 UNLESS THE OFFER IS EXTENDED. |
|-----------------------------------------------------------------------------|

                                                                 October 5, 1998

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

     We have been appointed by OTI Acquisition Corp., a Delaware corporation (the "Offeror") and an indirect wholly owned subsidiary of Wolters Kluwer U.S. Corporation, a Delaware corporation (the "Parent"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Ovid Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $24.59 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 5, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 29, 1998, (the "Merger Agreement") by and among the Parent, the Offeror and the Company.

     The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn that number of Shares which, together with the Shares required to be tendered pursuant to the Option Agreement (as defined below) represent at least that number of Shares which would constitute a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), the Offeror obtaining certain governmental approvals and the satisfaction of certain other terms and conditions. In connection with entering into the Merger Agreement, the Parent and the Offeror have entered into the Stock Option and Tender Agreement, dated as of September 29, 1998 (the "Option Agreement") with the stockholders identified therein (each a "Stockholder" and collectively the "Stockholders") beneficially owning an aggregate of 5,121,130 Shares representing approximately 63% of the Shares outstanding on a fully diluted basis (the "Stockholders' Shares"). Pursuant to the Option Agreement, each Stockholder has agreed, among other things, (i) to tender the Stockholders' Shares now owned or which may hereafter be acquired by such Stockholder (ii) to grant to the Parent or the Offeror, as the Parent shall designate, the option to purchase the Stockholders' Shares in certain circumstances, (iii) to appoint the Parent as such Stockholders' proxy under certain circumstances to vote such Stockholders' Shares in connection with the Merger Agreement, (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares, in each case, in accordance with the terms and conditions of this Agreement, and (v) to restrict transfers of Company Options (as defined in the Option Agreement), if any, held by such Stockholder except as provided herein. SINCE THE STOCKHOLDERS OWN AN AGGREGATE OF 4,070,630 OUTSTANDING SHARES AND PURSUANT TO THE OPTION AGREEMENT ARE REQUIRED TO TENDER (AND NOT WITHDRAW EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES) ALL OF THE STOCKHOLDERS' SHARES THEN OUTSTANDING PURSUANT TO THE OFFER, THE MINIMUM CONDITION WILL BE SATISFIED.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. The Offer to Purchase dated October 5, 1998;

     2. The Letter of Transmittal to tender the Shares for your use and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender such Shares);

     3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit certificates for Shares and all other required documents to reach Morgan Guaranty Trust Company of New York (the "Depositary") by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. A letter from the President and Chief Executive Officer of the Company and the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission;

     5. A form of letter which may be sent to your clients for whose accounts you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extensions or amendments), the Offeror will be deemed to have accepted for payment (and thereby purchased) all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i)certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3- "Procedure for Tendering Shares" of the Offer to Purchase and (ii) the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter of Transmittal.

     In order to take advantage of the Offer, the Letter of Transmittal (or manually signed facsimile thereof) duly executed and properly completed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender their Shares, but it is impracticable for them to tender their certificates prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3- "Procedure for Tendering Shares" of the Offer to Purchase.

     Neither the Parent nor the Offeror nor any officer, director, stockholder, agent or other representative of the Parent or the Offeror will pay any fees or commissions to any broker, dealer, or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to the beneficial owners of Shares held by them as nominee or in afiduciary capacity.

     The Offeror will pay or cause to be paid all stock transfer taxes applicable to the purchase of Shares pursuant to the Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

     Any inquiries you have with respect to the Offer should be addressed to Credit Suisse First Boston Corporation, the Dealer Manager, or Georgeson & Company Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                        Very truly yours,

                                        CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE OFFEROR, THE PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.


                                       3